WGNB Corp. Announces Record Quarterly Earnings and
The 15th Consecutive Year of Annual Earnings Growth

CARROLLTON, Ga.—(BUSINESS WIRE)—January 13, 2006—WGNB Corp. (NASDAQ:WGNB), the holding company for West Georgia National Bank, announced its 2005 fourth quarter earnings of $1,949,101, or $0.58 per diluted share, compared to its 2004 fourth quarter of $1,716,511, or $0.51 per diluted share, an increase of $232,590, or 13.6 percent. The 2005 fourth quarter net income again represented record earnings for a single quarter for the Company.

December 31, 2005 year end net income was $7,067,487, or $2.11 per diluted share, compared to the 2004 year end net income of $6,064,165, or $1.81 per diluted share. The increase in year end net income from 2004 to 2005 is $1,003,322, or 16.5 percent. The return on average assets and equity for 2005 was 1.41 and 15.08 percent, respectively, which compared to 1.41 and 13.86 percent for the same period in 2004.

Total loans grew by $67 million, or 18.7 percent in 2005. This represents the largest annual dollar amount of loan growth the Bank has experienced in its history. Total deposits grew by $91 million, or 26.7 percent, and total assets grew by $82 million, or 18.5 percent, in 2005, both of those dollar growth figures are records as well.

“I thank the staff, officers and directors of West Georgia National Bank for their great effort in making this another successful year,” said L. Leighton Alston, Chief Executive Officer. “When we opened our high-tech, high-touch office at Mirror Lake we were concerned that the new overhead would impair earnings. However, we set loan and revenue growth goals that would deliver us our 15th consecutive year of earnings growth. We exceeded our expectations, and I believe that we did it by serving the customer at value prices.”

Mr. Alston added, “Management has set its sights high in 2006 as well. We plan to open another retail office in Douglasville on Chapel Hill Road and an office in Carrollton with a focus on serving Spanish-speaking customers. We could not do this without the support of our wonderful customers and the hard work of our diligent staff. Again, I thank everyone for their continued commitment to WGNB Corp.”

About WGNB Corp.

WGNB Corp. stock is traded on the NASDAQ Small Cap market under the ticker, “WGNB”. West Georgia National Bank has seven full service locations in Carrollton, Bowdon, Villa Rica and Douglasville and total assets of $524 million. The Bank is the largest and most enduring locally owned community bank in Carroll County.

For more information about West Georgia National Bank, visit our investor relations page on our website, www.wgnb.com.

Interested parties may contact Steven J. Haack, Chief Financial Officer, via e-mail at shaack@wgnb.com or at the mailing address of WGNB Corp., P.O. Box 280, Carrollton, Georgia 30112 to request information.

Safe Harbor
Except for financial information contained in this press release, the matters discussed may consist of forward-looking information under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking information is necessarily subject to and involves risk and uncertainties, which could cause actual results to differ materially from forward-looking information. These risks and uncertainties include but are not limited to, general economic conditions, competition and other factors included in filings with the Securities and Exchange Commission.

When used in this release, the words “believes,” “estimates,” “plans,” “expects,” “should,” “will,” “may,” “might,” “outlook,” ”likely,” and “anticipates” or similar expressions as they relate to WGNB Corp. (including its subsidiaries), or its management are intended to identify forward-looking statements.

The Company, from time to time, becomes aware of rumors concerning the Company or its business. As a matter of policy, the Company does not comment on rumors. Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and unsubstantiated information regarding the Company. The Company complies with Federal and State law applicable to disclosure of information concerning the Company. Investors may be at significant risk in relying on unsubstantiated information from other sources.

WGNB Corp.
Financial Highlights
(In Thousands, Except Per Share Data)

For the Year to Date	December 31, 2005 (unaudited)	December 31, 2004 (audited)
Total interest income	$32,547	$25,268
Total interest expense	12,584	7,570
Net interest income	19,963	17,698
Provision for loan loss	1,550	925
Net interest income after provision	18,413	16,773
Total other income	6,008	5,637
Total other expense	14,464	13,664
Earnings before income taxes	9,957	8,746
Income taxes	2,889	2,682
Net earnings	$7,067	$6,064
Per Share Data:
Net earnings	2.13	1.83
Diluted net earnings	2.11	1.81
Cash dividends declared year to date	.9200	.7750
Book Value	14.42	13.52
At Period End:
Total loans	422,879	356,328
Earning assets	503,275	425,062
Assets	523,643	441,929
Deposits	429,049	338,398
Stockholders’ equity	47,952	44,962
Weighted average shares outstanding	3,324,620	3,305,736
Key Performance Ratios Year to Date:
Return on average assets	1.41%	1.41%
Return on average equity	15.08%	13.86%
Net interest margin, tax equivalent	4.37%	4.53%
Dividend payout ratio	43.28%	42.35%
Overhead ratio	55.69%	58.55%
Asset Quality Ratios:
Non-performing assets/loans & OREO	0.86%	0.50%
Loan loss reserve/total loans	1.26%	1.15%
Loan loss reserve/non-performing assets	147.10%	228.12%
Loan loss reserve/total capital	11.11%	8.27%
Capital Ratios:
Tier 1 capital/total average assets	9.13%	9.07%
Risk based capital ratio	11.80%	13.01%

Contact:	WGNB Corp., Carrollton
Steven J. Haack, 770/832-3557
shaack@wgnb.com
or
Media Contact for WGNB
Charity Aaron, 770/214-7208
caaron@wgnb.com